                                                                     Exhibit 2.1

                                                                  Execution Copy

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                      among

                                 Navisite, Inc.,
                             a Delaware corporation

                                       and

                            Avasta Acquisition Corp.,
                            a California corporation

                                       and

                                  Avasta, Inc.,
                            a California corporation

                                   ----------

                          Dated as of January 29, 2003

                                   ----------

                                TABLE OF CONTENTS

                                                                               Page
                                                                               ----
SECTION 1.   Description of Transaction ....................................     1

   1.1       Merger of Merger Sub into the Company .........................     1
   1.2       Effect of the Merger ..........................................     1
   1.3       Closing; Effective Time .......................................     1
   1.4       Bylaws; Directors and Officers ................................     1
   1.5       Conversion of Shares...........................................     2
   1.6       Earn-Out.......................................................     3
   1.7       Employee Stock Options ........................................     4
   1.8       Closing of the Company's Transfer Books .......................     4
   1.9       Exchange of Certificates.......................................     5
   1.10      Dissenting Shares..............................................     5
   1.11      Tax Consequences ..............................................     6
   1.12      Further Action ................................................     6

SECTION 2.   Representations and Warranties of the Company .................     6

   2.1       Organization, Good Standing and Qualification .................     6
   2.2       Capitalization.................................................     6
   2.3       Subsidiaries...................................................     7
   2.4       Authorization .................................................     7
   2.5       Governmental Consents..........................................     7
   2.6       Litigation ....................................................     7
   2.7       Proprietary Information Agreements.............................     7
   2.8       Patents and Trademarks.........................................     8
   2.9       Compliance with Other Instruments..............................     9
   2.10      Agreements; Action.............................................     9
   2.11      Disclosure ....................................................    10
   2.12      Voting Rights..................................................    10
   2.13      Title to Property and Assets ..................................    10
   2.14      Minute Books ..................................................    10
   2.15      Labor Agreements and Actions...................................    11
   2.16      Obligations of Management .....................................    12
   2.17      Obligations to Related Parties ................................    12
   2.18      Real Property Holding Corporation..............................    13
   2.19      Permits........................................................    13
   2.20      Environmental and Safety Laws..................................    13
   2.21      Insurance......................................................    13
   2.22      Financial Statements...........................................    14
   2.23      Brokers' Fees..................................................    14
   2.24      Changes .......................................................    14
   2.25      Tax Returns, Payments and Elections ...........................    15

SECTION 3.   Representations and Warranties of NaviSite.....................    15

   3.1       Private Placement .............................................    16
   3.2       Organization, Good Standing and Qualification .................    16
   3.3       Capitalization.................................................    16
   3.4       Authorization..................................................    16
   3.5       Noncontravention ..............................................    16
   3.6       Reports and Financial Statements ..............................    17
   3.7       Litigation ....................................................    17
   3.8       Valid Issuance ................................................    17

SECTION 4.   Certain Covenants of the Company...............................    17

   4.1       Access and Investigation ......................................    17
   4.2       Operation of the Company's Business ...........................    17
   4.3       No Negotiation ................................................    19
   4.4       Sun License ...................................................    19

SECTION 5.   Additional Covenants of the Parties ...........................    19

   5.1       Filings and Consents...........................................    19
   5.2       Shareholder Approval...........................................    19
   5.3       Public Announcements ..........................................    20
   5.4       Termination of Agreements......................................    20
   5.5       Employee Retention Program.....................................    20
   5.6       NaviSite Employee Benefits.....................................    20
   5.7       Appraisal Rights Notice .......................................    20
   5.8       Observer Rights................................................    20

SECTION 6.   Conditions Precedent to Obligations of NaviSite................    21

   6.1       Accuracy of Representations ...................................    21
   6.2       Performance of Covenants ......................................    21
   6.3       Shareholder Approval...........................................    21
   6.4       Consents ......................................................    21
   6.5       Agreements and Documents.......................................    21
   6.6       No Restraints .................................................    22
   6.7       No Legal Proceedings...........................................    22
   6.8       Reduction in Liabilities ......................................    22
   6.9       Employees .....................................................    22
   6.10      Customer Contracts ............................................    22
   6.11      Accenture Waiver...............................................    23
   6.12      MRR and Transition Fees........................................    23
   6.13      Staffing Plan .................................................    23
   6.14      Lockup Letter Agreements/Accredited Investor Certificates .....    23
   6.15      Bringdown Certificate .........................................    23
   6.16      Sun License ...................................................    23

   6.17      Voting Agreement ..............................................    23
   6.18      Registration Rights ...........................................    23

SECTION 7.   Conditions Precedent to Obligations of the Company ............    23

   7.1       Accuracy of Representations ...................................    23
   7.2       Performance of Covenants ......................................    23
   7.3       Reserved.......................................................    23
   7.4       Consents ......................................................    24
   7.5       No Restraints .................................................    24
   7.6       No Legal Proceedings...........................................    24

SECTION 8.   Termination ...................................................    24

   8.1       Termination Events ............................................    24
   8.2       Termination Procedures.........................................    24
   8.3       Effect of Termination .........................................    24

SECTION 9.   Indemnification, Etc...........................................    25

   9.1       Survival of Representations, Etc...............................    25
   9.2       Indemnification................................................    25
   9.3       Threshold; Earn-Out Shares Exclusive Source of Indemnity
                by the Avasta Shareholders..................................    26
   9.4       Satisfaction of Indemnification Claim..........................    27
   9.5       Defense of Third Party Claims .................................    27
   9.6       Dispute Resolution.............................................    28
   9.7       ADR Process ...................................................    28

SECTION 10.  Piggy-back registration rights ................................    29

   10.1      Piggy-Back Registrations.......................................    29
   10.2      Underwritten Offering..........................................    30
   10.3      Holder Information ............................................    30
   10.4      Indemnity......................................................    31
   10.5      Assignment ....................................................    31

SECTION 11.  Miscellaneous Provisions ......................................    31

   11.1      Avasta Shareholders' Agent.....................................    31
   11.2      Further Assurances ............................................    31
   11.3      Fees and Expenses; Cooley Godward Fees and Expenses ...........    31
   11.4      Attorneys' Fees................................................    32
   11.5      Notices .......................................................    32
   11.6      Headings ......................................................    33
   11.7      Counterparts ..................................................    33
   11.8      Governing Law .................................................    33
   11.9      Successors and Assigns ........................................    33

   11.10     Remedies Cumulative; Specific Performance .....................    33
   11.11     Waiver.........................................................    33
   11.12     Amendments.....................................................    33
   11.13     Severability...................................................    34
   11.14     Entire Agreement...............................................    34
   11.15     NaviSite/CBT ..................................................    34
   11.16     Construction...................................................    34

EXHIBITS

Exhibit A   -  Certain definitions
Exhibit B   -  Earn-out Schedule
Exhibit C   -  Specified Liabilities to be Retired
Exhibit D   -  Form of Lock-up Agreement

                               AGREEMENT AND PLAN
                          OF MERGER AND REORGANIZATION

     This Agreement and Plan of Merger and Reorganization is made and entered into as of January 29, 2003 (this "Agreement"), by and among Navisite, Inc., a Delaware corporation ("NaviSite"), Avasta Acquisition Corp., a California corporation and wholly-owned subsidiary of NaviSite ("Merger Sub") and Avasta, Inc., a California corporation (the "Company"). Certain other capitalized terms used in this Agreement are defined in Exhibit A.

                                    Recitals

     A. NaviSite and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the California General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned direct or indirect subsidiary of NaviSite.

     B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     C. NaviSite has effected a 1-for-15 reverse stock split of NaviSite's issued and outstanding Common Stock effective as of January 7, 2003. All NaviSite share numbers contained in this Agreement reflect the reverse stock split.

                                    Agreement

     The parties to this Agreement agree as follows:

SECTION 1. Description of Transaction

     1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

     1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the California General Corporation Law.

     1.3 Closing; Effective Time. Subject to the satisfaction by NaviSite and the Company of the closing conditions contained in Sections 6 and 7 of this Agreement, the consummation of the transactions contemplated by this Agreement shall take place at the offices of Cooley Godward LLP, One Maritime Plaza, San Francisco, California 94111 at 10:00 a.m. on January 31, 2003, or at such other time and date as may be agreed upon by the parties (the "Closing"). The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date." Contemporaneously with or as promptly as practicable after the Closing, a properly executed agreement of merger conforming to the requirements of Chapter 11 of the California General Corporation Law shall be filed with the Secretary of State of the State of California. The Merger shall become effective at the time such agreement of merger is filed with the Secretary of State of the State of California (the "Effective Time").

     1.4 Bylaws; Directors and Officers. Unless otherwise determined by NaviSite and the Company prior to the Effective Time:

          (a) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

          (b) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the directors and officers of Merger Sub immediately prior to the Effective Time.

     1.5  Conversion of Shares.

          (a) Subject to Section 1.9, at the Effective Time, by virtue of the Merger and without any further action on the part of NaviSite, Merger Sub, the Company or any shareholder of the Company:

               (i) each share of Company Common Stock outstanding immediately prior to the Effective Time shall be cancelled;

               (ii) each share of Series A-P Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive the fraction of a share of NaviSite Common Stock equal to the product of multiplying (A) the Series A-P Per Share Fraction by (B) 231,039.

               (iii) each share of Series B-P Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive the fraction of a share of NaviSite Common Stock equal to the product of multiplying (A) the Series B-P Per Share Fraction by (B) 231,039.

               (iv) each share of Series C-P Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive the fraction of a share of NaviSite Common Stock equal to the product of multiplying (A) the Series C-P Per Share Fraction by (B) 231,039.

               (v) each share of Series D Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive the fraction of a share of NaviSite Common Stock equal to the product of multiplying (A) the Series D Per Share Fraction by (B) 231,039.

               (vi) each share of the common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

          (b) For purposes of this Agreement:

               (i) The "Series A-P Per Share Fraction" shall be determined by dividing: (A) $6,111,390.60 (the total liquidation preference of the Series A-P Preferred Stock) by (B) $23,750,159.60 (the total liquidation preference of the combined Series A-P, B-P, C-P and D Preferred Stock), and dividing that result by 3,395,217 (the total number of outstanding shares of Series A-P Preferred Stock, including any dissenting shares).

               (ii) The "Series B-P Per Share Fraction" shall be determined by dividing: (A) $1,252,254.80 (the total liquidation preference of the Series B-P Preferred Stock) by (B) $23,750,159.60 (the total liquidation preference of the combined Series A-P, B-P, C-P and D Preferred Stock), and dividing that result by 114,161 (the total number of outstanding shares of Series B-P Preferred Stock, including any dissenting shares).

               (iii) The "Series C-P Per Share Fraction" shall be determined by dividing: (A) $1,542,646.20 (the total liquidation preference of the Series C-P Preferred Stock) by (B) $23,750,159.60 (the total liquidation preference of the combined Series A-P, B-P, C-P and D Preferred Stock), and dividing that result by 530,287 (the total number of outstanding shares of Series C-P Preferred Stock, including any dissenting shares).

               (iv) The "Series D Per Share Fraction" shall be determined by dividing: (A) $14,843,868 (the total liquidation preference of the Series D Preferred Stock) by (B) $23,750,159.60 (the total liquidation preference of the combined Series A-P, B-P, C-P and D Preferred Stock), and dividing that result by 49,479,567 (the total number of outstanding shares of Series D Preferred Stock, including any dissenting shares).

     1.6 Earn-Out.

          (a) Amount of Earn-Out Payment. If the Company has generated more than $1,125,000 in Earn-out Revenue (as defined below) between February 1 and June 30, 2003 ("Earn-out Period"), then NaviSite will issue to the Avasta Shareholders as additional consideration the number of shares of NaviSite Common Stock set forth on Exhibit B hereto (with linear interpolation between the numbers set forth on Exhibit B in the event that Earn-out Revenue are achieved at a level in between the numbers set forth therein). The number of shares of NaviSite Common Stock issued under this Section 1.6, in the aggregate, to the Avasta Shareholders shall be referred to as the "Earn-out Shares."

     For purposes of this Section 1.6, "Earn-out Revenue" shall mean the sum of MRR and revenue from transition fees charged in connection with the Company's contracts involving MRR ("Transition Fees"), measured from the later of contract execution or February 1, 2003; provided that all contracts generating Earn-out Revenue must be invoiced by September 30, 2003. (For example, a contract signed on May 29, 2003 providing for $100,000 in MRR and $50,000 of Transition Fees, and for which services to the customer begin on June 15, 2003 and invoicing occurs on June 15, 2003, will result in $250,000 of Earn-out Revenue ($100,000 in MRR in May 2003, $100,000 in MRR in June 2003 and $50,000 in Transition Fees.)) If Earn-out Shares are issued pursuant to this Section 1.6, they shall be allocated and distributed to the Avasta Shareholders as follows:

               (i) each share of Series A-P Preferred Stock outstanding immediately prior to the Effective Time shall receive that number of shares of NaviSite Common Stock equal to the product of multiplying (A) the Series A-P Per Share Fraction by (B) the Earnout Shares;

               (ii) each share of Series B-P Preferred Stock outstanding immediately prior to the Effective Time shall receive that number of shares of NaviSite Common Stock equal to the product of multiplying (A) the Series B-P Per Share Fraction by (B) the Earnout Shares;

               (iii) each share of Series C-P Preferred Stock outstanding immediately prior to the Effective Time shall receive that number of shares of NaviSite Common

     Stock equal to the product of multiplying (A) the Series C-P Per Share Fraction by (B) the Earnout Shares; and

               (iv) each share of Series D Preferred Stock outstanding immediately prior to the Effective Time shall receive that number of shares of NaviSite Common Stock equal to the product of multiplying (A) the Series D Per Share Fraction by (B) the Earn-out Shares.

          (b) Earn-out Process. The Earn-out Shares (if any) shall be issued promptly after September 30, 2003. Promptly after September 30, 2003, NaviSite shall provide a written statement (the "NaviSite Notice") to the Avasta Shareholders' Agent as to (i) the number of Earn-out Shares to be issued, and
(ii) a summary, in reasonable detail and certified as accurate by the chief financial officer of NaviSite, as to the calculations supporting the number of Earn-out Shares to be issued. NaviSite shall permit the Avasta Shareholders' Agent (or its designees) reasonable access to NaviSite's books and records to permit the Avasta Shareholders' Agent to verify the accuracy and reasonableness of the NaviSite Notice. The NaviSite Notice shall be conclusive and binding upon all parties unless, within 30 days following receipt, the Avasta Shareholders' Agent notifies NaviSite (the "Objection Notice") in writing that the Avasta Shareholders' Agent disagrees with the NaviSite Notice. If the parties are in disagreement following such process, NaviSite's chief financial officer, or his designee, shall promptly meet with the Avasta Shareholders' Agent, or his designee, and the parties shall attempt in good faith to reach a resolution of such disagreement. If such disagreement is not resolved within ten (10) business days after delivery of the Objection Notice, then the dispute shall be resolved in accordance with the dispute resolution procedures set forth in Section 9.6.

          (c) Right of Set-Off. NaviSite's obligation to deliver the Earn-out Shares shall be subject to a right of set-off, such that the number of Earn-out Shares to be delivered may be reduced by the number of shares deliverable in connection with indemnification pursuant to Section 9.4 hereof, subject to the dispute resolution procedures of Section 9.6.

          (d) Certain Earn-out Provisions. NaviSite agrees to the following with respect to this Section 1.6: (i) prior to February 1, 2003, two additional sales persons and one additional sales engineer will be provided to the Company as a resource (either as a new hire or made available by NaviSite), (ii) a pool of $200,000 (to be paid at the same time the Earn-out Shares are paid) will be made available as incentive compensation to the Company's senior management team (excluding joint employees of the Company and NaviSite), tied to the Company's achieving the maximum Earn-out under this Section 1.6 (to be reduced on a pro-rata basis in accordance with Exhibit B if the Company achieves less than the maximum Earn-out) and (iii) acknowledging that it will control the Company as a whollyowned subsidiary, NaviSite agrees to act in good faith with respect to such control as it may affect the Earn-out Revenues, and further agrees not to take any action in bad faith with the purpose of depressing the Earn-out Revenues.

     1.7 Employee Stock Options. The stock options of the Company are not being assumed by NaviSite in the Merger. All outstanding Company stock options and Company warrants to acquire shares of the Company's capital stock shall be terminated at or prior to the Effective Time. The Company has no stock option plans other than its Tollgate, Inc. 1999 Stock Option Plan and Tollgate, Inc. 2000 Stock Option Plan.

     1.8 Closing of the Company's Transfer Books. At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or NaviSite, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.9.

     1.9 Exchange of Certificates.

          (a) At or as soon as practicable after the Effective Time, NaviSite will send to the holders of Company Stock Certificates receiving NaviSite common stock a letter of transmittal in customary form with instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing NaviSite Common Stock. Upon surrender of a Company Stock Certificate to NaviSite for exchange, together with a duly executed letter of transmittal and lockup agreement, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of NaviSite Common Stock that such holder has the right to receive pursuant to the provisions of this Section 1, and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.9, each Company Stock Certificate shall be deemed, after the Effective Time, to represent only the right to receive upon such surrender a certificate representing shares of NaviSite Common Stock as contemplated by this Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, NaviSite may require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit as indemnity against any claim that may be made against NaviSite or the Surviving Corporation with respect to such Company Stock Certificate.

          (b) No dividends or other distributions declared or made with respect to NaviSite Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of NaviSite Common Stock represented thereby until such holder surrenders such Company Stock Certificate in accordance with this Section 1.9 (at which time such holder shall be entitled to receive all such dividends and distributions).

          (c) No fractional shares of NaviSite Common Stock shall be issued in connection with the Merger; any fractional share shall be rounded down such that no certificates for any such fractional shares shall be issued.

     1.10 Dissenting Shares.

          (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company that, as of the Effective Time, are or may become "dissenting shares" within the meaning of Section 1300(b) of the California Corporations Code shall not be converted into or represent the right to receive NaviSite Common Stock in accordance with Section 1.5, and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Chapter 13 of the California General Corporation Law; provided, however, that if the status of any such shares as "dissenting shares" shall not be perfected, or if any such shares shall lose their status as "dissenting shares," then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) NaviSite Common Stock in accordance with
Section 1.5.

          (b) The Company shall give NaviSite prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of capital stock of the Company pursuant to Chapter 13 of the California General Corporation Law and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the

California General Corporation Law. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless NaviSite shall have consented in writing to such payment or settlement offer.

     1.11 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     1.12 Further Action. If, at any time after the Effective Time, any further action is determined by NaviSite to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or NaviSite with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and NaviSite shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2. Representations and Warranties of the Company

     Except as set forth on the Disclosure Schedule delivered by the Company to NaviSite as of the date hereof, the Company hereby represents and warrants to NaviSite that the statements contained in this Section 2 are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing (except to the extent such statements are made as of a particular date, in which case such statements will be true and correct as of such date).

     2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction where the ownership of its property or conduct of its business requires it to be qualified to do business. True correct, complete accurate copies of the Company's Articles and Bylaws have been provided to NaviSite.

     2.2 Capitalization.

          (a) The authorized capital of the Company consists of:

               (i) 289,813,570 shares of Common Stock, of which 46,186,584 shares are issued and outstanding and 10,809,952 shares are reserved for issuance under the Company's 1999 Stock Option Plan and 2000 Stock Option Plan (the "Options"). Of the shares reserved for issuance under the Company's 1999 Stock Option Plan and 2000 Stock Option Plan (the "Option Plans"), 5,322,700 shares are subject to outstanding Options;

               (ii) 230,186,430 shares of Preferred Stock (the "Preferred Stock"), of which (i) 15,425,001 shares have been designated Series A Preferred Stock, none of which are issued and outstanding; (ii) 15,425,001 shares have been designated Series A-P Preferred Stock, 3,395,217 of which are issued and outstanding; (iii) 9,382,150 shares have been designated Series B Preferred Stock, none of which are issued and outstanding; (iv) 9,382,150 shares have been designated Series B-P Preferred Stock, 114,161 of which are issued and outstanding; (v) 3,000,000 shares have been designated Series B-1 Preferred Stock, none of which are issued and outstanding; (vi) 29,452,731 shares have been designated Series C Preferred Stock, none of which are issued and outstanding; (vii) 29,452,731 shares have been designated Series C-P Preferred

     Stock, 530,283 of which are issued and outstanding; and (viii) 118,666,666 shares have been designated Series D Preferred Stock, 49,479,561 of which are issued and outstanding; and

               (iii) Warrants to purchase (i) 3,330,232 shares of Common Stock,
     (ii) a variable number of shares of Common Stock issued in connection with the Company's Series B Preferred Stock financing and (iii) approximately 2,000,000 shares of Series D Preferred Stock issued in connection with bridge financings prior to the issuance of the Series D Preferred Stock (collectively, the "Existing Warrants").

          (b) Except as provided herein and for the conversion privileges of the Preferred Stock, the Options and the Existing Warrants, there are no other outstanding options, warrants, rights or agreements for the purchase or acquisition from the Company of any equity securities.

          (c) Section 2.2 of the Disclosure Schedule sets forth the name and address of each shareholder of the Company, together with the kind and number of equity securities of the Company held by each. Each shareholder of the Company receiving consideration in the Merger is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

          (d) All stock options issued by the Company and all warrants to acquire common stock of the Company will terminate at the Effective Time. The Company has no stock option plans other than its 1999 Stock Option Plan and 2000 Stock Option Plan.

     2.3 Subsidiaries. The Company does not own or control, directly or indirectly, nor does the Company have the right to acquire any equity securities or any other interest in any other corporation, association, or other entity. The Company is not a participant in any joint venture, partnership or similar arrangement. The Company is not subject to any obligation or requirement to provide funds for, or make any investment in (in the form of a loan, capital contribution, or otherwise) any corporation, association, other business entity, or person.

     2.4 Authorization. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Company under this Agreement has been taken or will be taken prior to the Closing, and this Agreement constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy and other laws of general application affecting the rights of creditors, and except to the extent that the availability of any equitable remedy is subject to the discretion of a court.

     2.5 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or provincial governmental authority on the part of the Company is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     2.6 Litigation. There is no action, suit, proceeding or investigation pending or, to the Company's knowledge, currently threatened against the Company. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

     2.7 Proprietary Information Agreements. Each employee, officer and consultant of the Company has executed a proprietary information agreement, in one of the forms made available to counsel to NaviSite ("Proprietary Information Agreements"), and no exceptions have been taken by any such employee, officer or consultant to the terms of such agreement. No past or current employee, officer or consultant of the Company has excluded works or inventions made prior to his or her employment with the Company from his or her assignment of inventions pursuant to such employee, officer or consultant's proprietary information and inventions agreement. The Company is not aware that any of its past or current employees, officers or consultants are in violation thereof, and the Company will use its best efforts to prevent any such violation. All past or current vendors of the Company with access to confidential information of the Company are parties to a written agreement substantially similar to the Proprietary Information Agreements under which, among other things, each such vendor is obligated to maintain the confidentiality of information of the Company.

     2.8 Patents and Trademarks.

          (a) Schedule 2.8 lists (i) each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor owned or licensed by the Company and (ii) a description of all components of software developed or in development by the Company, indicating for each such component its current production status and the identity of any third party software included in it (provided that for purposes of this clause (ii), commercially available off-the-shelf software, shrinkwrap license agreements to which the Company is a party and unregistered copyrights will be excluded from Schedule 2.8). Schedule 2.8 shall distinguish between Company Intellectual Property that is owned by the Company, licensed by the Company from a third party or licensed by the Company to a third party.

          (b) The Company owns or has the right to use all Intellectual Property used or useful in its business ("Company Intellectual Property"). The Company Intellectual Property represents all Intellectual Property that is necessary for the operation of the Company's business as presently conducted. Each item of Company Intellectual Property will be owned or available for use by the Company immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Company has taken all reasonable measures to protect the proprietary nature of each item of the Company Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. No other person or entity has any rights to any of the Company Intellectual Property (except pursuant to agreements or licenses specified on the Disclosure Schedule), and, to the knowledge of the Company, no other person or entity is infringing, violating or misappropriating any Company Intellectual Property.

          (c) None of the Customer Deliverables, or the marketing, distribution, provision or use thereof, materially infringes or violates, or constitutes a material misappropriation of, any Intellectual Property rights of any person or entity. None of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity in any material respect. The Company has provided to NaviSite complete and accurate copies of all written documentation in the Company's possession relating to any complaint, claim or notice, or written threat thereof, received by the Company alleging any infringement, violation or misappropriation known to the Company concerning any Company Intellectual Property.

          (d) Schedule 2.8(d) identifies each license or other agreement pursuant to which the Company has licensed, distributed or otherwise granted any rights to any third party with respect to, any Company Intellectual Property. Except as described in Schedule 2.8(d), the Company has not agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Deliverables.

          (e) Schedule 2.8(e) identifies each item of Company Intellectual Property that is owned by a party other than the Company, and the license or agreement pursuant to which the

Company uses it (excluding off-the-shelf software programs licensed by the Company pursuant to "shrink wrap" licenses).

          (f) The Customer Deliverables and the Internal Systems are free from significant defects or programming errors and conform in all material respects to the written documentation and specifications therefor.

     2.9 Compliance with Other Instruments. The Company is not in violation or default of any provisions of its Articles or Bylaws or of any material instrument, mortgage, indenture, agreement, judgment, order, writ, decree, lease or contract to which it is a party or by which it is bound or, to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby and thereby will not result in any violation, which, individually or in the aggregate, would result in a material and adverse effect on the Company's business or properties, or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree, lease or contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations, or any of its assets or properties.

     2.10 Agreements; Action.

          (a) There are no agreements, understandings, instruments, contracts, judgments, orders, decrees or proposed transactions to which the Company is a party or by which it is bound which involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $10,000, or (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company (other than a limited use license of the Company's proprietary rights under its standard master services agreement entered into in the ordinary course of business), or (iii) the grant of rights to manufacture, produce, assemble, license, market or sell its products to any other person or affecting the Company's exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Company with respect to infringements of proprietary rights (other than indemnification obligations arising from purchase or sale or license agreements entered into in the ordinary course of business).

          (b) Since January 1, 2002, except as reflected on the Company's balance sheet as of November 30, 2002, the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or Series of its capital stock, (ii) incurred (other than indebtedness that has been converted into capital stock) any indebtedness for money borrowed or incurred any other liabilities individually in excess of $50,000 or in excess of $250,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business.

          (c) For the purposes of subsections (a) and (b) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

          (d) There are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates or any affiliate thereof, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, (iii) warrants held by shareholders affiliated with the Company's directors Russ Irwin and William del Biaggio, and
(iv) other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company).

          (e) The Company is not a party to and is not bound by any contract, agreement or instrument, or subject to any restriction under its Articles or Bylaws, which materially adversely affects its business as now conducted or as proposed to be conducted, its properties or its financial condition.

          (f) Schedule 2.10(f) sets forth a list of (i) all of the Company's customers in contract with the Company and (ii) all of the Company's suppliers (other than equipment lessors) that consistently involve more than $10,000 per month in expense to the Company. The Company has delivered to NaviSite copies of all contracts with the Company's customers and suppliers set forth on Schedule 2.10(f).

          (g) The Company has not received any written or verbal notice as of the date hereof to the effect that any customer with more than $10,000 in MRR intends to cancel its contract with the Company.

          (h) The Company has no indebtedness for borrowed money.

     2.11 Disclosure. The Company has provided NaviSite with all the information which NaviSite has requested for deciding whether to enter into this Agreement. Neither this Agreement nor any other documents, exhibits or certificates made or delivered by or on behalf of the Company in connection herewith or therewith taken together as a whole contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading which has not been, prior to the Closing, corrected or amended and such corrected or amended information provided to NaviSite.

     2.12 Voting Rights. To the Company's knowledge, except as contemplated in the Company's Amended and Restated Voting Agreement, dated as of October 9, 2002, no shareholder of the Company has entered into any agreement with respect to the voting of equity securities of the Company.

     2.13 Title to Property and Assets. The Company owns its property and assets (excluding leased assets) free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances. Schedule
2.13 sets forth a list of all of the Company's agreements to lease real and/or personal property (including equipment leases), copies of which have been delivered to NaviSite.

     2.14 Minute Books. The minute books of the Company made available to NaviSite and its counsel contain all meetings and actions by written consent of directors (and any committees of directors) and shareholders since the time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

     2.15 Labor Agreements and Actions.

          (a) Schedule 2.15(a) contains a complete and accurate list of all Company Plans. Complete and accurate copies of (i) all Company Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Plans,
(iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements since inception of the Company, have been delivered to NaviSite.

          (b) Each Company Plan has been administered in all material respects in accordance with its terms and each of the Company and the ERISA Affiliates has in all material respects met its obligations with respect to each Company Plan and has made all required contributions thereto. The Company, each ERISA Affiliate and each Company Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Company Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted. No Company Plan has assets that include securities issued by the Company or any ERISA Affiliate.

          (c) There are no actions, suits, proceedings, claims, arbitrations or investigations before any governmental entity or before any arbitrator (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any material liability.

          (d) Each Company Plan which is required to satisfy Section 401(k)(3) or Section 401 (m)(2) of the Code has been tested for compliance with and satisfies the requirements of Section 201(k)(3) and Section 201(m)(2) of the Code for each plan year ending prior to the Closing Date.

          (e) Neither the Company, nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

          (f) At no time has the Company or any ERISA Affiliate been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

          (g) There are no unfunded obligations under any Company Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Company Plan which is funded are reported at their fair market value on the books and records of such Company Plan.

          (h) No act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Company or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan.

          (i) No Company Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

          (j) Each Company Plan is amendable and terminable unilaterally by the Company at any time without liability or expense to the Company or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan.

          (k) Schedule 2.15(k) discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company
(A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; and (ii) agreement or plan binding the Company, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

          (1) Schedule 2.15(1) sets forth the policy of the Company with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of the date hereof.

          (m) Schedule 2.15(m) sets forth all officers, employees and consultants of the Company who are not citizens of the United States of America.

     2.16 Obligations of Management. Each officer and key employee of the Company is currently devoting substantially all of his or her business time to the conduct of the business of the Company. The Company is not aware that any officer or key employee of the Company is planning to work less than full time at the Company in the future. No officer, key employee or consultant is currently working or, to the Company's knowledge, plans to work for a competitive enterprise, whether or not such officer, key employee or consultant is or will be compensated by such enterprise.

     2.17 Obligations to Related Parties. There are no obligations of the Company to officers, directors, shareholders, or employees of the Company other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company and (iii) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company). None of the officers, members of the Board of Directors or shareholders of the Company, or any members of their immediate families, are indebted to the Company or, to the Company's knowledge, have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company, except that officers, directors and/or shareholders of the Company may own stock in publicly traded companies which may compete with the Company. No officer, director or shareholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company (other than such contracts as relate to any such person's ownership of capital stock or other securities of the Company). The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

     2.18 Real Property Holding Corporation. The Company is not a real property holding corporation within the meaning of Internal Revenue Code Section 897(c)(2) and any regulations promulgated thereunder.

     2.19 Permits. The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its current business, the lack of which would, individually or in the aggregate, materially and adversely affect the Company's business, financial condition or results of operations, and the Company believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

     2.20 Environmental and Safety Laws.

          (a) The Company and has complied in all material respects with all applicable Environmental Laws. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any governmental entity, relating to any Environmental Law involving the Company.

          (b) The Company is not aware of any material liabilities or obligations arising from the release of any materials of environmental concern into the environment by the Company or affecting the Company's premises.

          (c) The Company is not a party to or bound by any court order, administrative order, consent order or other agreement between the Company and any governmental entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

          (d) Schedule 2.20 is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a governmental entity or other third party) which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to NaviSite.

          (e) The Company is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.

     2.21 Insurance. Schedule 2.21 lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party, all of which are in full force and effect as of the Closing. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company. A list of all insurance loss runs and worker's compensation claims received since the inception of the Company has been provided to NaviSite. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, the Company is not liable for retroactive premiums or similar payments, all insurance premiums have been fully accrued on the Company's Financial Statements and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. No insurance carried by the Company has been canceled by the insurer for non-payment and the Company has never been unable to obtain insurance coverage of the type described herein.

     2.22 Financial Statements. The Company has delivered to NaviSite its unaudited financial statements (balance sheet, profit and loss statement and, if applicable, statement of cash flows) as of December 31, 2001 and November 30, 2002 (the "Financial Statements"), which are attached as Schedule 2.22. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates and for the periods, indicated therein, subject to normal year-end audit adjustments. Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. The Company has no material liabilities and, to the best of its knowledge, knows of no material contingent liabilities, not disclosed in the Financial Statements, except current liabilities incurred in the ordinary course of business subsequent to November 30, 2002 which have not been, either in any individual case or in the aggregate, materially adverse to the financial condition or operating results of the Company.

     2.23 Brokers' Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     2.24 Changes. Since November 30, 2002, there has not been:

          (a) Any change in the assets, liabilities, financial condition or operations of the Company, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or is reasonably expected to have a material adverse effect on such assets, liabilities, financial condition or operations of the Company;

          (b) Any resignation or termination of any officer, key employee, consultant or group of the foregoing; and the Company, to the best of its knowledge, does not know of the impending resignation or termination of employment of any such officer, key employee, consultant or group of the foregoing;

          (c) Any change, except in the ordinary course of business, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise;

          (d) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, business or financial condition of the Company;

          (e) Any waiver by the Company of a valuable right or of a material debt owed to it;

          (f) Any direct or indirect loans made by the Company to any shareholder, employee, officer or director of the Company, other than reasonable advances made in the ordinary course of business;

          (g) Any change in any compensation arrangement or agreement with any employee, officer, director, shareholder or consultant;

          (h) Any declaration or payment of any dividend or other distribution of the assets of the Company;

          (i) Any labor organization activity related to the Company;

          (j) Any debt, obligation or liability incurred, assumed or guaranteed by the Company, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business, not to exceed $100,000;

          (k) Any sale, assignment or transfer of any Intellectual Property or other intangible assets;

          (l) Any change in any agreement to which the Company is a party or by which it is bound which materially and adversely affects the business, assets, liabilities, financial condition or operations of the Company;

          (m) Any other event or condition of any character that, either individually or cumulatively, has had or is reasonably expected to have a material adverse effect on the business, assets, liabilities, financial condition or operations of the Company; or

          (n) Any arrangement or commitment by the Company to do any of the acts described in subsection (a) through (m) above.

     2.25 Tax Returns, Payments and Elections. The Company has filed all tax returns and reports as required by law, which were prepared in good faith. The Company has paid all taxes and other assessments reflected in such returns and reports, except those contested by it in good faith that are listed in the Disclosure Schedule. The provision for taxes of the Company as shown in the Financial Statements is adequate for taxes due or accrued as of the date thereof. Since November 30, 2002, the Company has not incurred any taxes, assessments or governmental charges other than in the ordinary course of business and the Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. To its knowledge, the Company has withheld, or collected from each payment made to each of its employees, the amount of all taxes, including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories. The Company has not elected pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341 (f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a material effect on the Company, its financial condition, its current business or any of its properties or material assets. The Company has not been advised (a) that any of its returns, federal, state or other, have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment to its federal, state or other taxes.

SECTION 3. Representations and Warranties of Navisite

     Except as set forth on the Disclosure Schedule delivered by NaviSite to the Company on the date hereof, the Company hereby represents and warrants to the Company and the Avasta Shareholders that the statements contained in this
Section 3 are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing (except to the extent such statements are made as of a particular date, in which case such statements will be true and correct as of such date).

     3.1 Private Placement. Based in part on representations from the Avasta Shareholders delivered to NaviSite, the offer, sale and issuance of the Shares as contemplated by this Agreement is exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").

     3.2 Organization, Good Standing and Qualification. NaviSite is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. NaviSite is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

     3.3 Capitalization.

          (a) As of the date hereof, the authorized capital stock of NaviSite consists of (a) 395,000,000 shares of NaviSite Common Stock, of which 12,621,167 shares are issued and outstanding, and (b) 5,000,000 shares of Preferred Stock, no shares of which are issued or outstanding. As of the date hereof:

               (i) NaviSite has outstanding debt securities convertible into 11,562,393 shares of NaviSite Common Stock;

               (ii) there are 317,994 shares of NaviSite Common Stock subject to outstanding options and 639,015 shares of NaviSite Common Stock available for issuance under NaviSite stock option plans; and

               (iii) except as set forth in this Section 3.3, there are no outstanding options, warrants, rights or agreements for the purchase or acquisition from NaviSite of any shares of its capital stock.

          (b) Since October 31, 2002, NaviSite has not declared, accrued, set aside or paid any dividend or made any other distribution (whether in cash, stock or other property) in respect of any shares of its capital stock.

          (c) As of the date hereof, NaviSite has issued an aggregate of 11,320,923 shares of NaviSite Common Stock to CBT, ClearBlue Finance, Inc. and ClearBlue Equity, Inc.

     3.4 Authorization. All corporate action on the part of NaviSite, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of NaviSite under this Agreement has been taken or will be taken prior to the Closing, and this Agreement constitutes a valid and legally binding obligation of NaviSite, enforceable in accordance with its terms, subject to bankruptcy and other laws of general application affecting the rights of creditors, and except to the extent that the availability of any equitable remedy is subject to the discretion of a court.

     3.5 Noncontravention. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Exchange Act and the filing of the agreement of merger as required by the California General Corporation Law, neither the execution and delivery by NaviSite of this Agreement, nor the consummation by NaviSite of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the certificate of incorporation or by-laws of NaviSite, (b) require on the part of NaviSite any filing with, or permit, authorization, consent or approval of, any federal, state, local or provincial governmental authority, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under any contract or instrument to which NaviSite is a party or by which it is bound or to which any of its assets is subject, except for any conflict, breach or default that does not materially and adversely affect the consummation of the transactions contemplated hereby, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to NaviSite or any of its properties or assets.

     3.6 Reports and Financial Statements. NaviSite has made available to the Company complete and accurate copies, as amended or supplemented, of the NaviSite Reports. The NaviSite Reports constitute all of the documents required to be filed by NaviSite under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the U.S. Securities and Exchange Commission ("SEC") from July 31, 2002 through the date of this Agreement. The NaviSite Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of their respective dates, the NaviSite Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of NaviSite included in the NaviSite Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed,
(ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and (iii) fairly present the consolidated financial condition, results of operations and cash flows of NaviSite as of the respective dates thereof and for the periods referred to therein.

     3.7 Litigation. There is no action, suit, proceeding or investigation pending or to NaviSite's knowledge, currently threatened against NaviSite which questions the validity of this Agreement or the right of NaviSite to enter into this Agreement, or to consummate the transactions contemplated hereby.

     3.8 Valid Issuance. The NaviSite Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

SECTION 4. Certain Covenants of the Company

     4.1 Access and Investigation. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives to: (a) provide NaviSite and NaviSite's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide NaviSite and NaviSite's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as NaviSite may reasonably request.

     4.2 Operation of the Company's Business. During the Pre-Closing Period:

          (a) the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

          (b) the Company shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

          (c) the Company shall keep in full force all insurance policies;

          (d) the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

          (e) the Company shall not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

          (f) the Company shall not amend or permit the adoption of any amendment to the Company's articles of incorporation or bylaws, or effect any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (g) the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

          (h) the Company shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $25,000;

          (i) the Company shall not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract other than in the ordinary course of business or that is a Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Contract;

          (j) the Company shall not (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business pursuant to Contracts that are not Material Contracts;

          (k) the Company shall not incur or guarantee any indebtedness for borrowed money;

          (1) the Company shall not (i) establish, adopt or amend any employee benefit plan, (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or consultants, or (iii) hire any new employee;

          (m) the Company shall not change any of its methods of accounting or accounting practices in any material respect;

          (n) the Company shall not make any Tax election;

          (o) the Company shall not commence or settle any Legal Proceeding;

          (p) the Company shall not agree or commit to take any of the actions described in clauses "(e)" through "(o)" above.

Notwithstanding the foregoing, the Company may take any action described above if NaviSite gives its prior written consent to the taking of such action by the Company, which consent will not be unreasonably withheld.

     4.3 No Negotiation. Except as provided in Section 4.4, the Company shall not:

          (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than NaviSite) relating to a possible Acquisition Transaction;

          (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than NaviSite) relating to or in connection with a possible Acquisition Transaction; or

          (c) consider, entertain or accept any proposal or offer from any Person (other than NaviSite) relating to a possible Acquisition Transaction.

The Company shall promptly notify NaviSite in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company during the Pre-Closing Period.

     4.4 Sun License. Notwithstanding any other provision in this Agreement, the parties understand that the Company is in negotiations with Sun Microsystems ("Sun") to effect a perpetual, worldwide, transferable, sublicenseable, nonexclusive license to Sun of all or substantially all of the Company's intellectual property (the "Sun License") in exchange for a cash payment that is yet to be determined. The Company agrees that, should the Company determine to enter into the Sun License, NaviSite's obligation to close the Merger will be conditioned upon NaviSite's approval of the Sun License. NaviSite understands and agrees that the portion, if any, of the up front license fee (it being understood that the up front licensing fee shall not include any on-going service, support or maintenance fees or any other revenues or monthly license fees earned after the entering into of the Sun License) received from Sun in exchange for the Sun License exceeding $625,000 will be distributed either to the Avasta Shareholders or to the Company's employees. Any consideration received from Sun in an amount of $625,000 or less will be retained by the Company.

SECTION 5. Additional Covenants of the Parties

     5.1 Filings and Consents. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained by such party in connection with the Merger and the other transactions contemplated by this Agreement. The Company shall (upon request) promptly deliver to NaviSite a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

     5.2 Shareholder Approval. The Company shall, in accordance with its Articles and By-laws and the applicable requirements of the California General Corporation Law, solicit the written consent of its shareholders as promptly as practicable for the purpose of permitting them to consider and to consent to and approve the Merger and this Agreement.

     5.3 Public Announcements. Upon the execution of this Agreement the parties acknowledge and agree that NaviSite (i) will make a public announcement concerning the transactions contemplated by this Agreement and the terms hereof and (ii) may be required to file this Agreement, and exhibits and schedules hereto, as a public document with the SEC. Except as noted in the previous sentence and except as may be required by applicable law, during the Pre-Closing Period, neither party shall issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without the other's prior written consent.

     5.4 Termination of Agreements. Prior to the Closing, the Company and certain of its shareholders shall enter into an agreement, reasonably satisfactory in form and content to NaviSite (and conditioned and effective upon the Closing), terminating all rights under (i) the Fourth Amended and Restated Investor Rights Agreement, dated as of October 9, 2002, between the Company and certain of its shareholders, (ii) the Fourth Amended and Restated Voting Agreement, dated as of October 9, 2002, between the Company and certain of its shareholders and (iii) the Second Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of October 9, 2002, between the Company and certain of its shareholders.

     5.5 Employee Retention Program. At or prior to the Closing, the Company shall cooperate with NaviSite with respect to any employee retention program reasonably requested by NaviSite (provided that any cash required thereby shall not be the responsibility of the Company prior to Closing).

     5.6 NaviSite Employee Benefits. NaviSite covenants and agrees that the employees of the Company who are offered employment with NaviSite will receive substantially the same benefit package that NaviSite offers its similarly situated employees, including without limitation participation in NaviSite's stock option plan.

     5.7 Appraisal Rights Notice. Upon receipt of the requisite stockholder approval of this Agreement and the Merger, the Company shall, within two business days of receipt of such approval, prepare and mail to its stockholders a notice of appraisal rights in accordance with the requirements of Chapter 13 of the California Corporations Code.

     5.8 Observer Rights.

          (a) For the one year period following the Closing Date (the "Observer Period") NaviSite shall permit a representative (who shall be reasonably satisfactory to NaviSite) of Convergence Partners (the "Observer") to attend meetings of NaviSite's Board of Directors (the "Board"), and all committees thereof, in a non-voting capacity. During the Observer Period, NaviSite shall provide the Observer with copies of all notices, minutes, information and other materials of meetings of the Board and all committees thereof and all written consents, waivers and similar materials of the Board and all committees thereof that NaviSite provides to its directors (collectively, the "Materials"), when and as such Materials are delivered to the Board.

          (b) After the expiration of the Observer Period, at such time, and only for so long as, Convergence Partners or entities affiliated therewith hold, in the aggregate, more than 4% of the outstanding shares of NaviSite capital stock, fully-diluted and on an as converted to Common Stock and basis (which shall include all outstanding options, warrants and other equity securities to acquire NaviSite capital stock and all outstanding debt securities convertible into shares of NaviSite capital stock), NaviSite shall permit the Observer (who shall be reasonably satisfactory to NaviSite) to attend to Board and committee meetings, in a non-voting capacity and shall provide the Observer with copies of all Materials, when and as such Materials are delivered to the Board.

          (c) Notwithstanding the foregoing rights, NaviSite shall have the right, in its reasonable discretion based upon the potential for conflicts of interest with Convergence that may arise, matters of attorney-client privilege or other reasonable purposes, to withhold all or a portion of any Materials from the Observer and/or exclude the Observer from all or any portion of a Board or committee meeting.

          (d) Failure to deliver any such Materials as noted above shall not invalidate any action of the Board or Committee of the Board taken at a meeting or by written consent. As a condition to attending meeting of the Board or committees thereof, the Observer shall enter into a mutually acceptable confidentiality agreement with NaviSite.

SECTION 6. Conditions Precedent to Obligations of Navisite

     The obligations of NaviSite to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

     6.1 Accuracy of Representations. The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date).

     6.2 Performance of Covenants. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     6.3 Shareholder Approval. The Agreement and the terms of the Merger shall have been duly approved by holders holding all of the outstanding Company capital stock (including the receipt of any class votes required by law or the Company's Articles).

     6.4 Consents. All Consents required to be obtained by the Company in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, except for such consents the failure of which to obtain would not have a material adverse effect on the ability of the parties to consummate the Merger.

     6.5 Agreements and Documents. NaviSite shall have received the following agreements and documents, each of which shall be in full force and effect:

          (a) Resignation letters effective on or before the Closing from each director of the Company and each subsidiary of the Company;

          (b) an executed amendment to the Company's lease for the property at 1777 Montgomery Street in San Francisco, California in form and substance reasonably satisfactory to NaviSite;

          (c) Reserved.

          (d) a certificate of good standing of the Secretary of State of California, dated as of a recent date;

          (e) copies of the Articles and Bylaws of the Company and each Subsidiary, certified by the Secretary of the Company; and

          (f) a Secretary's certificate certifying to the incumbency of the Company's officers and to the resolutions of the board of directors and stockholders approving the transactions contemplated hereby.

     6.6 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     6.7 No Legal Proceedings. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by NaviSite of any material right pertaining to its ownership of stock of the Surviving Corporation.

     6.8 Reduction in Liabilities. The Company shall have received written commitments from the creditors of the Company associated with the liabilities identified on Exhibit C such that $1,080,000 in cash to be provided by NaviSite to such creditors (at the direction of the Company) at the Effective Time to satisfy such liabilities (or subsequent indebtedness incurred to satisfy the liabilities set forth in Exhibit C) will be sufficient to ensure that not more than $250,000 of such liabilities (or subsequent indebtedness incurred to satisfy the liabilities set forth on Exhibit C) will remain following the consummation of such commitments. The Company will have provided NaviSite written evidence in form and substance reasonably satisfactory to NaviSite of such commitments signed by the respective creditors (or lenders as the case may be).

     6.9 Employees. The Company shall have terminated those employees and consultants designated by NaviSite in writing a reasonable time prior to the Closing, and the Company shall have used its best efforts to enter into severance agreements with each such terminated employee (and, if required by the contractual relationship, any consultant) in a form reasonably acceptable to NaviSite, and NaviSite will be reasonably satisfied with all severance arrangements for such employees and consultants.

     6.10 Customer Contracts. The Company will have amended each and every contract for systems management services with its customers, if and to the extent that an amendment is needed for the Customer to relocate its equipment from the Company's Leased Spaces to the co-location space leased by NaviSite in Santa Clara or San Jose, California. The Company will have provided or made available such amendments to NaviSite.

     6.11 Accenture Waiver. Accenture shall have waived its right to terminate the Joint Marketing Contract between the Company and Accenture in connection with this transaction, pursuant to a writing in form and content reasonably satisfactory to NaviSite.

     6.12 MRR and Transition Fees. The Company shall have demonstrated to the reasonable satisfaction of NaviSite that the Company had contracted for and billed at least $450,000 in MRR and Transition Fees for each of the three full calendar months immediately preceding the Closing Date.

     6.13 Staffing Plan. The Company and NaviSite shall have agreed on a staffing plan for the Company.

     6.14 Lockup Letter Agreements/Accredited Investor Certificates. NaviSite shall have received a fully completed and executed lockup letter agreement in the form attached hereto as Exhibit D from each Avasta Shareholder receiving consideration in the Merger.

     6.15 Bringdown Certificate. The Company shall have delivered a certificate from an officer of the company that the conditions set forth in this Section 6 (other than Section 6.15) have been satisfied.

     6.16 Sun License. The terms of the Sun License (if entered into by the Company prior to the Closing) are satisfactory to NaviSite, in its sole discretion.

     6.17 Voting Agreement. The Stockholder Voting Agreement, dated as of the date hereof, by and among NaviSite and certain stockholders of Avasta shall be in full force and effect with respect to each stockholder that is a party thereto.

     6.18 Registration Rights. Avasta shall have delivered a duly executed letter agreement with CBA, in form and substance reasonably satisfactory to NaviSite, evidencing CBA's agreement to the piggy-back registration rights set forth in Section 10 hereof.

SECTION 7. Conditions Precedent to Obligations of the Company

               The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

     7.1 Accuracy of Representations. The representations and warranties of NaviSite set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of NaviSite set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date).

     7.2 Performance of Covenants. All of the covenants and obligations that NaviSite is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     7.3 Reserved.

     7.4 Consents. All Consents required to be obtained by NaviSite in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, except for such consents the failure of which to obtain would not have a material adverse effect on the Closing.

     7.5 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     7.6 No Legal Proceedings. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger.

SECTION 8. Termination

     8.1 Termination Events. This Agreement may be terminated prior to the
Closing:

          (a) by NaviSite if NaviSite reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of NaviSite to comply with or perform any covenant or obligation of NaviSite set forth in this Agreement);

          (b) by the Company if the Company reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to NaviSite);

          (c) by NaviSite if the Closing has not taken place on or before February 5, 2003 (other than as a result of any failure on the part of NaviSite to comply with or perform any covenant or obligation of NaviSite set forth in this Agreement);

          (d) by the Company if the Closing has not taken place on or before February 5, 2003 (other than as a result of the failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement); or

          (e) by the mutual consent of NaviSite and the Company.

     8.2 Termination Procedures. If NaviSite wishes to terminate this Agreement pursuant to Section 8.1 (a) and (c), NaviSite shall deliver to the Company a written notice stating that NaviSite is terminating this Agreement and setting forth a brief description of the basis on which NaviSite is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(b) and (d), the Company shall deliver to NaviSite a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

     8.3 Effect of Termination. If this Agreement is terminated pursuant to
Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that:

          (a) neither the Company nor NaviSite shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement;

          (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11; and

          (c) the Company shall, in all events, remain bound by and continue to be subject to Section 5.3.

SECTION 9. Indemnification, Etc.

     9.1 Survival of Representations, Etc.

          (a) The representations and warranties made by the Company shall survive the Closing and shall expire on September 30, 2003; provided, however, that if, at any time prior to September 30, 2003, any Indemnitee (acting in good faith) delivers to the Avasta Shareholder a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.

          (b) The representations and warranties made by NaviSite shall survive the Closing and shall expire on September 30, 2003; provided, however, that if, at any time prior to September 30, 2003, any Avasta Indemnitee (acting in good faith) delivers to NaviSite a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the NaviSite (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.

     9.2 Indemnification.

          (a) From and after the Effective Time (but subject to Section 9.1(a)), the Avasta Shareholders, severally and not jointly, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with:

               (i) any inaccuracy in or breach of any representation or warranty set forth in Section 2 as of the date of this Agreement;

               (ii) any inaccuracy in or breach of any representation or warranty set forth in Section 2 as of the as of the Closing Date;

               (iii) any failure to perform or breach of any covenant or obligation of the Company;

               (iv) any stockholder or former stockholder of the Company seeking to exercise his, her or its "dissenters rights" within the meaning of
     Section 1300(b) of the California Corporation's Code;

               (v) any dispute or claim relating to the allocation of NaviSite Common Stock among the Avasta Shareholders; or

               (vi) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clauses (i) - (v) above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9).

          (b) From and after the Effective Time (but subject to Section 9.1(b)), NaviSite shall hold harmless and indemnify each of the Avasta Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Avasta Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with:

               (i) any inaccuracy in or breach of any representation or warranty set forth in Section 3 as of the date of this Agreement;

               (ii) any inaccuracy in or breach of any representation or warranty set forth in Section 3 as of the Closing Date;

               (iii) any failure to perform or breach of any covenant or obligation of NaviSite; or

               (iv) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clauses (i) - (iii) above (including any Legal Proceeding commenced by any Avasta Indemnitee for the purpose of enforcing any of its rights under this Section 9).

          (c) If the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) NaviSite shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

     9.3 Threshold; Earn-Out Shares Exclusive Source of Indemnity by the Avasta Shareholders.

          (a) Neither NaviSite nor the Avasta Shareholders shall be required to make any indemnification payment pursuant to Section 9.2(a) for any inaccuracy in or breach of any of their representations and warranties set forth in Section 2 until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees exceeds $100,000 in the aggregate. If the total amount of such Damages exceeds $100,000, then the Indemnitees (or the Avasta Indemnitees, as the case may be) shall be entitled to be indemnified against and compensated and reimbursed only for the portion of such Damages exceeding $100,000.

          (b) The exclusive source of indemnity for the benefit of NaviSite under this Section 9 shall be the Earn-out Shares not yet issued to the Avasta Shareholders pursuant to the Earn-out, and in the event that indemnification is due NaviSite, NaviSite shall have the right to withhold Earn-out Shares from the Avasta Shareholders (pro rata in accordance with the number of shares of NaviSite Common Stock issued to them at Closing). No Avasta Shareholder shall have any liability for indemnification under this Agreement except in the form of such forfeiture of Earn-out Shares.

     9.4 Satisfaction of Indemnification Claim. In the event Avasta Shareholders shall have any liability to any Indemnitee under this Section 9, NaviSite may cause such liability to be satisfied (subject to the dispute resolution procedures of Section 9.6) by withholding from the Avasta Shareholders in accordance with the provisions of this Section 9 that number of Earn-out Shares determined by dividing (a) the aggregate dollar amount of such liability by (b) the fair market value of NaviSite's Common Stock as of the date the notice provided for in this Section 9.4 is delivered, as determined in good faith by NaviSite's Board of Directors, and multiplying the result by 150%. Prior to withholding any such shares, NaviSite shall give written notice (the "Indemnification Notice") to the Avasta Shareholders' Agent, which notice shall contain (i) a description in reasonable detail as to the amount and nature of the claim for which NaviSite seeks indemnification and (ii) NaviSite's determination of the fair market value of the NaviSite Common Stock, together with justification for such determination in reasonable detail. If the Avasta Shareholders' Agent does not contest the Indemnification Notice within 30 days, then NaviSite shall be conclusively entitled to withhold Earn-out Shares from distribution to the Avasta Shareholders as provided above (without the 150% multiple). If the Avasta Shareholders' Agent does contest the Indemnification Notice by providing an Objection Notice to NaviSite within 30 days of receipt of the Indemnification Notice (which Objection Notice may dispute, without limitation, either the Damages asserted by NaviSite or the fair market value of NaviSite Common Stock claimed by NaviSite), then the parties rights will be determined in accordance with the dispute resolution procedures of Section 9.6. In such event, and notwithstanding the foregoing, the fair market value of NaviSite's Common Stock for purposes of satisfying any claim for indemnification under this Section 9 shall be finally determined as of the date such shares are delivered to NaviSite in satisfaction of such claim.

     9.5 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against NaviSite or against any other Person) with respect to which any of the Avasta Shareholders may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this
Section 9, NaviSite shall have the right to proceed with the defense of such claim or Legal Proceeding. If NaviSite so proceeds with the defense of any such claim or Legal Proceeding:

          (a) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Avasta Shareholders (but only by forfeiture of Earn-Out Shares); and

          (b) NaviSite shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Avasta Shareholders' Agent (as defined in Section 11.1); provided, however, that such consent shall not be unreasonably withheld.

          (c) NaviSite shall give the Avasta Shareholders' Agent prompt notice of the commencement of any such Legal Proceeding against NaviSite or the Surviving Corporation; provided, however, that any failure on the part of NaviSite to so notify the Avasta Shareholders' Agent shall not limit any of the obligations of the Avasta Shareholders under this Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

     9.6 Dispute Resolution.

          (a) In case the Avasta Shareholders' Agent delivers an Objection Notice in accordance with Section 1.6 or Section 9.4, or the parties hereto are otherwise in dispute over a matter relating to this Agreement or the transactions contemplated hereby, the Avasta Shareholders' Agent and NaviSite shall attempt in good faith for a period of 30 days to agree upon the rights of the respective parties with respect to each of such claims.

          (b) If no such agreement can be reached within such 30 day period after good faith negotiation, then such dispute shall be resolved pursuant to the neutral binding alternative dispute resolution process ("ADR Process") described below. In such event, any Party (acting together or individually) shall submit a notice of such dispute ("Notice of Dispute") to JAMS (defined below) which notice sets forth the details of the disputes) and requests JAMS to implement the ADR Process set forth below.

     9.7 ADR Process. The Notice Of Dispute shall be delivered to the San Francisco office of Judicial Arbitration and Mediation Service ("JAMS") for binding resolution pursuant to the ADR Process. The ADR Process shall be conducted according to the following procedure:

          (a) The ADR Process shall be conducted in San Francisco, California.

          (b) JAMS shall promptly select a single retired California Superior Court Judge to be the hearing officer ("Hearing Officer"). The Hearing Officer shall not have any actual or perceived conflict of interest with any Party to this Agreement, or to any Affiliate or subsidiary or their respective counsel and absent any conflict, no Party shall have the right to object to the Hearing Officer. The Hearing Officer shall have extensive and recent civil trial experience and shall not have been primarily a criminal courts judge during his/her career. The first hearing day shall be scheduled not later than thirty
(30) calendar days following appointment of the Hearing Officer and the hearing process shall be concluded within sixty (60) calendar days from commencement.

          (c) The Hearing Officer shall preside over the ADR Process, shall accept relevant evidence, and may (in her/her discretion) hear live testimony of the parties and their expert and other witnesses, examine and cross-examine the parties and their witnesses, allow counsel to examine and cross-examine witnesses, to conduct discovery, to hear arguments of counsel, and otherwise conduct and control a hearing as if he/she were sitting as a California Superior Court Judge without a jury. At the conclusion of the hearing, the Hearing Officer shall orally announce a tentative decision as to the disagreement(s) which form the basis of the dispute. In announcing the tentative decision and in rendering the Final Award (defined below), the Hearing Officer shall be required to follow California law in the interpretation of any document or agreement (including this Agreement), in admitting evidence and in fashioning a remedy. The Hearing Officer shall not have the power or authority to award any amount in the nature or character of punitive or exemplary damages, but shall have the power to issue an award for compensatory damages based on breach or default of the Agreement, shall have the power to issue injunctive or other equitable relief where appropriate, and shall have the power to issue an award for attorneys' fees and costs as allowed by this Agreement.

          (d) Within thirty (30) calendar days following conclusion of the oral hearing, the Hearing Officer shall prepare and deliver to each of the parties a written decision, accompanied by a statement of facts, law, underlying reasons and conclusions necessary to fully explain his/her decision ("Final Award"). If the Final Award requires payment by one party of any amount of money to the other party, the Hearing Officer shall require that payment be made within thirty (30) calendar days following issuance of the Final Award, and, if payment is not timely made, the Final Award shall provide the party to whom payment is due with the right but not the obligation to seek immediate enforcement of the Final Award by a court of competent jurisdiction.

          (e) The Final Award shall be final and binding on each party to the dispute, shall be admissible in any court of law for any purpose reasonably related thereto (including, but not limited to, for the purpose of determining whether or not a breach or default under the Agreement has occurred), and either party may petition the California Superior Court to enter the Final Award as the final judgment and award of the court and/or to enforce enforcement of a Final Award.

          (f) Each party shall pay one-half of the fees and costs for JAMS and the Hearing Officer. If advance payment or deposit is required prior to commencement of the ADR Process, each party to the dispute hereby represents and warrants that it will timely pay and deposit said amount. The failure to timely pay any amounts requested by the Hearing Officer of JAMS shall constitute an immediate and material event of default and if said amounts are not timely paid following receipt of a five (5) business day notice and demand to pay, the Hearing Officer shall be required (without the taking of any evidence or testimony) to issue a Final Award in favor of the party to the dispute timely paying its fees, on the terms and conditions requested by said party, which shall be final and binding.

SECTION 10. Piggy-back registration rights

     10.1 Piggy-Back Registrations.

          (a) In the event NaviSite proposes to file a Registration Statement at any time during the period beginning on the six-month anniversary of the Closing Date and ending on the first anniversary of the Closing Date, NaviSite will, prior to such filing, give written notice to all former stockholders of Avasta who received Merger Shares in the Merger (each a "Merger Holder") of its intention to do so; provided, that no such notice need be given if no shares other than those sold for the account of NaviSite are to be included therein as a result of advice from the managing underwriter pursuant to Section 10.2. Upon the written request of a Merger Holder given within 10 days after NaviSite provides such notice (which request shall state the intended method of disposition of such Merger Shares), NaviSite shall use best efforts to cause all Merger Shares which NaviSite has been requested by such Merger Holder to register to be included in such registration; provided that NaviSite shall have the right, in its sole discretion, to delay the filing of, postpone, suspend the effectiveness of (and require that the Merger Holders immediately cease sales of shares pursuant to the Registration Statement), or withdraw any registration effected pursuant to this Section 10.1 without obligation to any Merger Holder.

          (b) In the event NaviSite proposes to file a Registration Statement at any time during the period beginning on the Earn-out Registration Trigger Date and ending on the nine-month anniversary of the Earn-out Registration Trigger Date, NaviSite will, prior to such filing, give written notice to all former stockholders of Avasta who received Earn-out Shares in the Merger (each a "Earn-out Holder"; together with the Merger Holders; the "Holders") of its intention to do so; provided, that no such notice need be given if no shares other than those sold for the account of NaviSite are to be included therein as a result of advice from the managing underwriter pursuant to Section 10.2. Upon the written request of an Earn-out Holder given within 10 days after NaviSite provides such notice (which request shall state the intended method of disposition of such Earn-out Shares), NaviSite shall use best efforts to cause all Earnout Shares which NaviSite has been requested by such Earn-out Holder to register to be included in such registration; provided that NaviSite shall have the right, in its sole discretion, to delay the filing of, postpone, suspend the effectiveness of (and require that the Earn-out Holders immediately cease sales of shares pursuant to the Registration Statement), or withdraw any registration effected pursuant to this Section 10.1 without obligation to any Earn-out Holder.

          (c) If such registration pursuant to subsections (a) or (b) above is a CBA Registration Statement, the Holders shall have the right to include the percentage of such Holder's total number of Merger Shares and/or Earn-out Shares as is equal to the percentage of the total number of CBA's NaviSite Common Stock to be included in the registration relative to all shares of NaviSite Common Stock held by CBA (on a fully-diluted basis).

     10.2 Underwritten Offering.

          (a) If the registration for which NaviSite gives notice pursuant to
Section 10.1 is a registered public offering involving an underwriting, NaviSite shall so advise the applicable Holders as a part of the written notice given pursuant to Section 10.1. In such event, (i) the right of any Holder to include its Shares in such registration pursuant to this Section 10.2 shall be conditioned upon such Holder's participation in such underwriting on the terms set forth herein and (ii) all Holders including Shares in such registration shall enter into an underwriting agreement upon customary terms with the underwriter or underwriters selected for the underwriting by NaviSite. If any Holder who has requested inclusion of its Shares in such registration as provided above disapproves of the terms of the underwriting, such Holder may elect, by written notice to NaviSite, to withdraw his, her or its Shares from such Registration Statement and underwriting. If the managing underwriter advises NaviSite that marketing factors require a limitation on the number of shares to be underwritten, the Shares held by the Holders shall be first excluded from such Registration Statement and underwriting (in proportion, as nearly as practicable, to the respective number of Merger Shares held by all Holders on the date NaviSite gave the applicable notice specified in Section
10.1 above) to the extent deemed advisable by the managing underwriter.

          (b) Notwithstanding Section 10.2(a) above, in the case of an underwritten offering relating to a CBA Registration Statement, in the event the managing underwriter advises NaviSite that marketing factors require a limitation on the number of shares to be underwritten, the Shares held by the Holders shall be reduced by the same relative percentage as the reduction in the number of shares of CBA's NaviSite Common Stock to be included in such registration.

          (c) Notwithstanding the foregoing, NaviSite shall not be required, pursuant to this Section 10.2, to include any Shares in a Registration Statement if such Shares are eligible for sale under Rule 144 under the Securities Act.

     10.3 Holder Information. NaviSite shall not be required to include any Shares in a Registration Statement unless:

          (a) each Holder owning such Shares to be included in the Registration Statement provides to NaviSite in writing such information regarding such Holder and the proposed sale of Shares by such Holder as NaviSite may reasonably request in writing in connection with the Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities;

          (b) such Holder shall have provided to NaviSite his/her or its written agreement:

               (i) to indemnify NaviSite and each of its directors and officers against, and hold NaviSite and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which NaviSite or such directors and officers may become subject by reason of any statement or omission in the Registration Statement made in reliance upon, or in conformity with, a written statement by such Holder furnished pursuant to this Section 10; and

               (ii) to report to NaviSite sales made by such Holder pursuant to the Registration Statement.

     10.4 Indemnity. NaviSite agrees to indemnify and hold harmless each Holder whose Shares are included in a Registration Statement against any losses, claims, damages, expenses or liabilities to which such Holder may become subject by reason of any untrue statement of a material fact contained in the Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished to NaviSite by or on behalf of a Holder for use in the Registration Statement. NaviSite shall have the right to assume the defense and settlement of any claim or suit for which NaviSite may be responsible for indemnification under this Section 10.

     10.5 Assignment. A Holder may not assign any of its rights under this
Section 10 except in connection with the transfer of some or all of his, her or its Shares to a child or spouse, or trust for their benefit or, in the case of a partnership, limited liability company or corporation, to its partners, members or stockholders, respectively, pursuant to a pro rata distribution of its Shares, provided each such transferee agrees in a written instrument delivered to NaviSite to be bound by the provisions of this Section 10.

SECTION 11. Miscellaneous Provisions

     11.1 Avasta Shareholders' Agent. Convergence Partners shall be the agent of the Avasta Shareholders for all purposes under this Agreement after the Closing, including without limitation determinations under Sections 1.6 and Section 9 (the "Avasta Shareholders' Agent"). NaviSite shall be entitled to deal exclusively with the Avasta Shareholders' Agent on all matters under this Agreement (including without limitation under Sections 1.6 and Section 9), and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Avasta Shareholder by the Avasta Shareholders' Agent, and on any other action taken or purported to be taken on behalf of any Avasta Shareholder by the Avasta Shareholders' Agent, as fully binding upon such Avasta Shareholder. If the Avasta Shareholders' Agent shall for any reason be unwilling or unable to fulfill its responsibilities as agent of the Avasta Shareholders, then the Avasta Shareholders shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify NaviSite of the identity of such successor. Any such successor shall become the "Avasta Shareholders' Agent" for purposes of Section 9 and this Section 11.1. If for any reason there is no Avasta Shareholders' Agent at any time, all references herein to the Avasta Shareholders' Agent shall be deemed to refer to the Avasta Shareholders.

     11.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

     11.3 Fees and Expenses; Cooley Godward Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, NaviSite agrees that, in the event the parties to this Agreement break off negotiations (for any reason) with respect to the transactions contemplated hereby, NaviSite will be responsible for and will promptly pay Cooley Godward LLP's ("Cooley Godward") actual fees and costs incurred by the Company on and after November 1, 2002, up to a maximum obligation of $25,000 and NaviSite agrees that this obligation will survive any termination of this Agreement. In the event that the Merger is consummated, NaviSite will be responsible for and will pay at Closing all of Cooley Godward's actual fees and costs incurred by the Company on and after November 1, 2002, up to an aggregate maximum amount (for both fees and costs) of $85,000. The Company will cause Cooley Godward to provide NaviSite with regular updates as to the amount of fees and costs incurred (within the limitations of Cooley Godward's intra-month billing system).

     11.4 Attorneys' Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     11.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to NaviSite:                       NaviSite, Inc.
                                      400 Minuteman Road
                                      Andover, MA 01810
                                      Attn: Patricia Gilligan
                                      Fax: (978) 946-8100

with a copy to:                       Hale and Dorr LLP
                                      60 State Street
                                      Boston, MA 02109
                                      Attn: Philip P. Rossetti, Esq.
                                      Fax: (617) 526-5000

if to the Avasta Shareholder Agent:   Convergence Partners
                                      3000 Sand Hill Road
                                      Building 2, Suite 235
                                      Menlo Park, CA 94025
                                      Attention: Russ Irwin
                                      Fax: (650) 854-3015

if to the Company:                    Avasta, Inc.
                                      1777 Montgomery Street
                                      San Francisco, CA 94111
                                      Attention: Tim Johnson
                                      Fax: (415) 901-6625
with a copy to:                       Cooley Godward LLP
                                      One Maritime Plaza, 20th Floor
                                      San Francisco, CA 94111
                                      Attention: Michael J. Sullivan
                                      Fax: (415) 951-3699

     11.6 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     11.7 Counterparts. This Agreement may be executed in several counterparts (including facsimile), each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     11.8 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

     11.9 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of the parties hereto, and shall inure to the benefit of the Company; the Avasta Shareholders; NaviSite; Merger Sub; the Indemnitees and the Avasta Indemnities; and the respective successors and assigns (if any) of the foregoing.

     11.10 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

     11.11 Waiver.

          (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     11.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of each of the parties hereto.

     11.13 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     11.14 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement executed by NaviSite and the Company as of January 2, 2003 shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date on which such Confidentiality Agreement is terminated in accordance with its terms.

     11.15 NaviSite/CBT. Provisions of this Agreement requiring the Company to affirmatively provide documentation to NaviSite shall be deemed satisfied and complied with to the extent such documentation required to be provided to NaviSite has in fact been provided to ClearBlue Technologies, Inc.

     11.16 Construction.

          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

                  [Remainder of Page Intentionally Left Blank]

     The parties hereto have caused this Agreement and Plan of Merger to be executed and delivered as of the date first written above.

                                                   Navisite, Inc.,
                                                   a Delaware corporation
                 ---------------
                  NaviSite. Inc.
                    APPROVED                       By: /s/ Kevin Lo
                   As To Form                          -------------------------
                 Legal Dept. RMD                   Name: Kevin Lo
                 Dated: 1-29-03                    Title: CFO
                 ---------------

                                                   Avasta Acquisition Corp.,
                                                   a California corporation


                                                   By: /s/ Kevin Lo
                                                       -------------------------
                                                   Name: Kevin Lo
                                                   Title: CFO


                                                   Avasta, Inc.,
                                                   a California corporation


                                                   By: /s/ Tim Johnson
                                                       -------------------------
                                                   Name: Tim Johnson
                                                   Title: CEO/President

                                                                       Exhibit A

                               CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit A):

     Acquisition Transaction. "Acquisition Transaction" shall mean any transaction involving:

          (a) the sale, license, disposition or acquisition of all or a material portion of the Company's business or assets;

          (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or

          (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

     Agreement. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

     Articles. "Articles" shall mean the Company's Articles of Incorporation as in effect on the date of this Agreement.

     Avasta Indemnitees. "Avasta Indemnitees" shall mean the following Persons:
(a) the Company (but only until the Effective Time); (b) the Avasta Shareholders; (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above.

     Avasta Shareholders. "Avasta Shareholders" shall mean those shareholders of the Company receiving shares of NaviSite Common Stock at the Closing.

     By-laws. "By-laws" shall mean the Company's by-laws as in effect on the date of this Agreement.

     CBA. "CBA" means ClearBlue Atlantic LLC.

     CBA Registration Statement. "CBA Registration Statement" means a registration statement filed by NaviSite with the SEC for a public offering and sale of securities owned or held by ClearBlue Atlantic, Inc.

     CERCLA. "CERCLA" shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

     Company Plan. "Company Plan" shall mean any Employee Benefit Plan maintained, or contributed to, by the Company, or any ERISA Affiliate.

     Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization.

     Contract. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

     Customer Deliverables. "Customer Deliverables" shall mean the products and services that the Company (i) currently markets, sells or licenses, (ii) has marketed, sold or licensed within the previous two years; or (iii) currently plans to provide in the future.

     Damages. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

     Disclosure Schedule. "Disclosure Schedule" shall mean the schedule delivered to NaviSite on behalf of the Company on the date hereof.

     Earn-Out Registration Trigger Date. "Earn-out Registration Trigger Date" means the date that is the three-month anniversary of the first date, if any, the Earn-out Shares are actually earned and become payable pursuant to Section
1.6 of the Merger Agreement.

     Employee Benefit Plan. "Employee Benefit Plan" shall mean any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(l) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

     Environmental Law. "Environmental Law" shall mean any federal, state or local law, statute, rule, order, directive, judgment, permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to materials of environmental concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of materials of environmental concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of materials of environmental concern, including emissions, discharges, injections, spills, escapes or dumping of materials of environmental concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to materials of environmental concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons. As used above, the term "release" shall have the meaning set forth in CERCLA.

     ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     ERISA Affiliate. "ERISA Affiliate" shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company.

     Indemnitees. "Indemnitees" shall mean the following Persons: (a) NaviSite;
(b) NaviSite's current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; provided, however, that the Avasta Shareholders shall not be deemed to be "Indemnitees."

     Intellectual Property. "Intellectual Property" shall mean all:

          (a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations;

          (b) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof;

          (c) copyrights and registrations and applications for registration thereof;

          (d) mask works and registrations and applications for registration thereof;

          (e) computer software, data and documentation;

          (f) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information;

          (g) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and

          (h) copies and tangible embodiments thereof.

     Internal Systems. "Internal Systems" shall mean the internal systems of the Company that are used in its business or operations, including computer hardware systems, software applications and embedded systems.

     Legal Proceeding. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other governmental body or any arbitrator or arbitration panel.

     Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental body.

     Merger Shares. "Merger Shares" means shares of NaviSite Common Stock issued pursuant to Sections 1.5 of this Agreement.

     MRR. "MRR" means the monthly recurring revenue set forth in the terms of the applicable Avasta customer contract.

     NaviSite Common Stock. "NaviSite Common Stock" means the common stock of NaviSite, par value $0.01 per share.

     NaviSite Reports. "NaviSite Reports" shall mean (a) the NaviSite's Annual Report on Form 10-K for the fiscal year ended July 31, 2002, as filed with SEC, and (b) all other reports filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since July 31, 2002.

     Other Holders. "Other Holders" means holders of securities of NaviSite (other than the Holders) who are entitled, by contract with NaviSite, to registration rights with respect to such securities.

     Person. "Person" shall mean any individual, entity or governmental body.

     Registration Statement. "Registration Statement" means (A) a registration statement filed by NaviSite with the SEC for a public offering and sale of securities of the Company other than (i) a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose,
(ii) any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation, (iii) a registration statement covering shares to be sold solely for the account of Other Holders, which shares were acquired pursuant to either (1) an acquisition of a company of which they were formerly stockholders, (2) a "private placement" under the Securities Act or (3) Rule 144A under the Securities Act and (B) a CBA Registration Statement.

     Representatives. "Representatives" shall mean officers, directors, shareholders, employees, agents, attorneys, accountants and advisors.

     Shares. "Shares" means, collectively, the Merger Shares and the Earn-out Shares.

     Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any governmental body.

     Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

                                     * * *

                                                                       Exhibit B

                  Schedule of Additional Navisite Common Stock

             Additional Shares of NaviSite
 Revenue             Common Stock
----------   -----------------------------
$1,125,000                    --
$1,375,000                31,391
$1,625,000                62,782
$1,875,000                94,174
$2,125,000               125,565
$2,375,000               156,956
$2,625,000               188,347
$2,875,000               219,738
$3,125,000               251,130
$3,375,000               345,303
$3,625,000               439,477
$3,875,000               533,650
$4,125,000               627,824
$4,375,000               721,998
$4,625,000               816,171
$4,875,000               910,345
$5,125,000             1,004,518

                                                                       Exhibit C

                            Liabilities to be Retired

Creditor                     Amount of Liability
--------                     -------------------
Cisco                             $1,230,100
Citi Leasing                          74,100
Comdisco                             623,300
CommVest                             965,700
Dell                                 286,300
Deutsche                              31,300
e-Convergent                         245,700
Fleet                                223,700
Wellesley                            240,700
A/P to non current vendors           481,700
Cooley Godward                        75,000
                                  ----------
   Total                          $4,477,770
                                  ==========